Form 8-K. Exhibit 10.1

Agreement

Parties to this Agreement:

     Shaanxi Jintao Chengji Investment Management Company, Ltd. (hereinafter referred to as “Party A”)

     Shaanxi Libao Ecology Science and Technology Company, Ltd. (hereinafter referred to as “Party B”)

     Based on the principles of equality and mutual benefits and after considerate discussions, Party A and Party B enter the following binding terms regarding the assignment and transfer of “Xi’an City Public Restrooms Project”.

Section 1: Assigned and Transferred Project

     The “Xi’an City Public Restrooms Project” described in this Agreement includes the rights to construct, lease out and manage the public restrooms within the scope of Xi’an metropolitan area, as defined in the “Agreement to Invest and Improve the Public Restrooms in Xi’an City” entered between Party A and Xi’an Municipal Administrative Commission on January 10, 2003.

Section 2: Purposes

1.	Party B acquired from Party A the rights to construction and subsequent leasing-out.

2.	Party B acquired from Party A the continuous construction rights and leasing-out rights of 38 public restrooms within the scope of Xi’an city.

3.	Upon the assignment and transfer, Party A no longer has the continuous construction rights and leasing-out rights of the said 38 public restrooms.

Section 3: Method of Assignment

     Party A shall deliver to Party B the governmental approval, land use and zoning documents, construction permits, leasing contracts and the collected rent list for the said 38 public restrooms within 15 days from the signing date of this Agreement.

Section 4: Assignment Fees

     The total assignment fee for the entire project is RMB 30,000,000 Yuan.

Section 5: Payment of Assignment Fees

1.	Within 5 days from the effective date of this Agreement, Party B shall pay RMB 100,000 Yuan deposit to Party A.

2.	Within 15 days from the date when Party B receives the continuous construction rights and leasing-out rights of the said public restrooms, Party B shall make the full payment of the Assignment and Transfer Fee to Party A and the prepaid deposit shall be included into the full payment.

Section 6. Rights and Obligations

1.	Party A warrants that all the documents and files provide to Party B according to this Agreement are valid, effective, genuine and contain no material misrepresentation and omission.

2.	Party A shall be liable for all the debts and disputes with any third party in connection to the public restrooms project that are incurred before the entry of this Agreement.

3.	Party B shall be liable for any debt and dispute with any third party that arises after the entry of this Agreement.

4.	In case that Party B’s continuous construction, lease, and rent collection in connection to the public restrooms project are negatively affected by Party A’s dispute and debts incurred from the public restrooms projects, Party A shall be liable for any damage or loss caused to Party B. Party A promises to properly handle any debt and dispute related to the public restrooms project incurred prior to the effective date of this Agreement and promises that it will not cause any harm or damage to Party B when handling the debts and disputes, otherwise, Party A shall be liable for any damage and loss.

Section 7. Special Provision

1.

After the effective date of this Agreement, Party B has right to terminate the Agreement if Party B is unable to realize the purpose of this Agreement due to the factors unrelated to Party B and the Agreement shall be terminated upon the date when Party B delivers the termination notice. Party A shall return any and all paid deposit and assignment fee to Party B within 15 days from its receipt of the termination notice. Party B shall return to Party A all the documentations and files related to public restrooms project within 15 days from its receipt of the fund returned by Party A.

2.	Upon the effective date of this Agreement, Party A has right to terminate this Agreement if the purpose of this Agreement can not be realized due to Party B’s fault. In this case, the deposit paid by Party B is not refundable and within 15 day from the termination, Party B shall return to Party A all the documentations and files related to public restrooms project.

Section 8. Breach of Contract

1.	Each Party shall strictly comply with the terms of this Agreement and any violation of any term of this Agreement will be deemed as breach of contract.

2.	In case of a breach, breaching party shall be liable for all the damages and losses caused to the non-breaching party, including but not limited to all the expenses and costs incurred from non-breaching party’s actions to enforce its rights.

Section 9. Dispute Resolution

     All disputes that arise from the performance of this Agreement shall be first submitted to negotiation between Parties and in case that negotiation fails, both parties shall submit to Xi’an Arbitration Committee for arbitration.

Section 10. Effectiveness

1.	This Agreement becomes final when both Parties’ representatives sign and affix official seals on it and becomes effective when Party B pays the Deposit.

2.	This Agreement contains three pages and each Party possesses one copy of it. Each copy bears the same legal effect.

Signature and Seal:

Party A:

/s/ Shaanxi Jintao Chengji Investment Management Company, Ltd.

Shaanxi Jintao Chengji Investment Management Company, Ltd.

Party B:

/s/ Shaanxi Libao Ecology Science and Technology Company, Ltd.

Shaanxi Libao Ecology Science and Technology Company, Ltd.

Date: August 28, 2008